EXHIBIT 21

SUBSIDIARIES

Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business.

Name	Jurisdiction of Incorporation

Nature’s Sunshine Products of Canada, Ltd.	Canada

Nature’s Sunshine Products de Mexico, S.A. de C.V.	Mexico

Nature’s Sunshine Products de Colombia, S.A.	Colombia

Nature’s Sunshine Produtos Naturais Ltda.	Brazil

Nature’s Sunshine, Japan Co., Ltd.	Japan

Nature’s Sunshine Products N.S.P. de Venezuela, C.A.	Venezuela

Nature’s Sunshine Products de Centroamérica	Costa Rica

Nature’s Sunshine Products de Panamá, S.A.	Panama

Nature’s Sunshine Products de Guatemala, S.A.	Guatemala

Nature’s Sunshine Products de El Salvador, S.A. de C.V.	El Salvador

Nature’s Sunshine Products del Peru, S.A.	Peru

Nature’s Sunshine Products del Ecuador, S.A.	Ecuador

Nature’s Sunshine Products de Honduras, S.A.	Honduras

Nature’s Sunshine Products de Nicaragua, S.A.	Nicaragua

Nature’s Sunshine Products (Israel) Ltd.	Israel

Nature’s Sunshine Products Dominicana, S.A.	Dominican Republic

NSP Casualty Insurance Company, Inc.	Hawaii

Synergy Taiwan Inc.	Utah

Synergy Worldwide Inc.	Utah

Synergy Worldwide Marketing (Thailand) Ltd.	Thailand

Synergy Worldwide Australia PTY Ltd.	Australia

Synergy Worldwide Korea Ltd.	Korea

Synergy Worldwide Japan K.K.	Japan

Synergy Worldwide (Singapore) PTE Ltd.	Singapore

Each subsidiary listed above is doing business under its corporate name.